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                           COAST DENTAL SERVICES, INC.
                                  EXHIBIT 10.23

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 21st day of October, 1999 (the "Agreement"), by and between COAST DENTAL SERVICES, INC., a Delaware corporation, (the "Company"), and CHRIS D.
SALEMI, (the "Executive").

         WHEREAS, the Company is presently engaged in the business of providing dental practice management services and related services to dental practice groups and other dental care providers;

         WHEREAS, the Executive has served as the Company's Director of Real Estate, pursuant to that Original Employment Agreement dated September 8, 1997 (the "Original Employment Agreement"), and has served as a senior management employee and has the experience and skills to serve as the Vice President of Real Estate of the Company;

         WHEREAS, the Company wishes to assure itself of the continued services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

     1.  EMPLOYMENT

         The Company hereby agrees to continue to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the Company's Vice President of Real Estate, and to perform such duties and functions customarily performed by the Vice President of Real Estate of a publicly traded practice management corporation during the term of this Agreement. In such capacity, the Executive shall report only to the Company's Chief Executive Officer, President and Board of Directors, and shall have such powers and responsibilities consistent with his position as the CEO and Board may assign to him.

         Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company.

     2.  TERM OF AGREEMENT

         The three (3) year initial term of the Executive employment under this Agreement shall commence as of October 21, 1999 (the "Effective Date"). After the expiration of such initial three (3) year employment period, the term of the Executive's employment hereunder shall automatically be extended without further action by the parties for successive one (1) year renewal terms, provided that if either party gives the other party at least thirty (30) days advance written notice of his or its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.

         Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive (i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment before the current term of this Agreement expires, as described in Section 5(d).




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     3.  SALARY

         (a) Salary. The Executive shall receive a base salary during the term of this Agreement at a rate of not less than $125,000 per annum during the first year of the term of this Agreement. This base salary shall be payable in installments consistent with the Company's normal payroll schedule. The Compensation Committee of the Board shall review this base salary at annual intervals, and may adjust the Executive's annual base salary from time to time as the Committee deems to be appropriate.

     4.  ADDITIONAL COMPENSATION AND BENEFITS

         The Executive shall receive the following additional compensation and welfare and fringe benefits:

         (a) Stock Options. During the term of the Agreement and at the discretion of the Compensation Committee of the Company's Board of Directors, the Executive may be granted stock option awards under the Company's 1995 Stock Option Plan.

         (b) Medical Insurance. The Company, in accordance with its standard and customary benefits policies and procedures, shall provide the Executive with access to health insurance coverage.

         (c) Educational Leave and Expenses. The Executive shall be entitled to up to five (5) days educational leave annually to devote to continuing professional education, maintaining his CPA certification or other attendance at other seminars related to his professional development. The Company shall reimburse the Executive for expenses of up to $1,500 per year incurred by the Executive while attending educational meetings and for professional publications and association memberships.

         (d) Vacation. The Executive shall be entitled to up to two weeks of vacation during his first year of employment and three weeks for each year thereafter during the term of this Agreement and any extensions thereof, prorated for partial years.

         (e) Business Expenses. The Company shall reimburse the Executive for all reasonable expenses he incurs in promoting the Company's business, including expenses for travel, entertainment of business associates and similar items; provided, however, the Executive shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended.

         (f) Car Allowance. The Executive shall be entitled to either a car allowance of $500 per month payable by the Company, or in the alternative, the Company may provide the Executive with the use of a Company vehicle until such time as the Agreement is terminated or upon the expiration of the Agreement as described in Section 2. In the event the Company does provide the Executive with the use of a Company vehicle, the Executive will no longer be entitled to receive a monthly car allowance of $500. This shall be at the discretion of the Company not the Executive.

         In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are applicable generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other key employees.




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     5.  PAYMENTS UPON TERMINATION

         (a) Involuntary Termination. If the Executive's employment is terminated by the Company during the term of this Agreement, the Executive shall be entitled to receive his base salary accrued through the date of termination. The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

         If the termination is not for death, disability as described in paragraph (b), for Cause as described in paragraph (c) or a voluntary termination by the Executive as described in paragraph (d), the Company shall also be obligated to make a series of monthly payments to the Executive for each month during the remaining term of this Agreement, but not less that twelve (12) months. Each monthly payment shall be equal to one-twelfth (1/12th) of the Executive's annual base salary, as in effect on the date of termination, provided that if the Executive obtains a replacement position with any new employer (including a position as an officer, employee, consultant, or agent, or self-employment as a partner or sole proprietor), the payments shall be reduced by all amounts the Executive receives as compensations for services performed during such period.

         (b) Disability. The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Company shall pay to Executive a monthly disability benefit equal to one-twelfth (1/12th ) of his current annual base salary at the time he became permanently disabled. Payment of such disability benefit shall commence on the last day of the month following the date of the termination by reason of permanent disability and cease with the earliest of (i) the month in which the Executive returns to active employment, either with the Company or otherwise, (ii) the end of the initial term of this Agreement, or the current renewal term, as the case may be, or (iii) the sixth month after the date of the termination. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. The Employee is unaware of any existing medical factors for which he has been diagnosed which are likely to create an event of disability during this term.

         (c) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of deferred compensation or incentive plans maintained by the Company.

         For purposes of this Agreement, the term "Cause" shall be limited to
(i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 and 10 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Board (other than any such failure resulting from the Executive's incapacity due to physical or mental disability).




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         (d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the current term of this Agreement upon sixty (60) days written notice to the Company, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of any deferred compensation or incentive plans of the Company.

     6.  EFFECT OF CHANGE IN CORPORATE CONTROL

         (a) In the event of a Change in Corporate Control, the vesting of any stock options or other awards granted to the Executive under the terms of the Company's 1995 Stock Option Plan shall become immediately vested in full and, in the case of stock options, exercisable in full.

         In addition, if, at any time during the period of twelve (12) consecutive months following the occurrence of a Change in Corporate Control, the Executive is involuntarily terminated (other than for Cause) by the Company, the Executive shall be entitled to receive as severance pay in lieu of the monthly payments described in Section 5(a) above, a series of six (6) equal monthly payments, each equal to one-twelfth (1/12th) of the sum of (i) the Executive's annual base salary in effect at the time of the Change in Corporate Control plus (ii) the annual bonus paid to the Executive with respect to the last fiscal year of the Company ending prior to the Change in Corporate Control.

         (b) For purposes of this Agreement, a "Change in Corporate Control" shall include any of the following events:

             (1) The acquisition in one or more transactions of more than fifty percent of the Company's outstanding Common Stock by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities
     Exchange Act of 1934, as amended);

             (2) Any merger or consolidation of the Company into or with another corporation in which the Company is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property.

             (3) Any election of persons to the Board of Directors which causes a majority of the Board of Directors to consist of persons other than (i) persons who were members of the Board of Directors on October 1, 1999, and
     (ii) persons who were nominated for election as members of the Board by the Board of Directors (or a Committee of the Board) at a time when the majority of the Board (or of such Committee) consisted of persons who were members of the Board of Directors on October 1, 1999; provided, that any person nominated for election by the Board of Directors composed entirely of persons described in (i) or (ii), or of persons who were themselves nominated by such Board, shall for this purpose be deemed to have been nominated by a Board composed of persons described in (i).

             (4) Any person, or group of persons, announces a tender offer for at least fifty percent (50%) of the Company's Common Stock. Provided that, no acquisition of stock by any person in a public offering or private placement of the Company's common stock or other transaction approved by the Company's Board of Directors shall be considered a Change in Corporate Control.




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     (c) Notwithstanding anything else in this Agreement, the amount of severance compensation payable to the Executive as a result of a Change in Corporate Control under this Section 6, or otherwise, shall be limited to the maximum amount the Company would be entitled to deduct pursuant to Section 280G of the Internal Revenue Code of 1986, as amended.

     7.  DEATH

         If the Executive dies during the term of this Agreement, the Company shall pay to the Executive's estate a lump sum payment equal to the sum of the Executive's base salary accrued through the date of death plus the total unpaid amount of any bonuses earned with respect to the fiscal year of the Company most recently ended. In addition, the death benefits payable by reason of the Executive's death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

     8.  WITHHOLDING

         The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

     9.  PROTECTION OF CONFIDENTIAL INFORMATION

         The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company's customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that he will not (except with the Company's prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a "need to know." The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure.

         The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company's reliance on and confidence in the Executive.

     10. COVENANT NOT TO COMPETE

         The Executive hereby agrees that he will not, either during the Employment Term or during the period of eighteen (18) months from the time the Executive's employment under this Agreement is terminated, engage in any business activities on behalf of any enterprise which competes with the Company in the business of managing dental practices in the States of Florida, Georgia, Tennessee, Virginia or any other state in which the Company has a dental office during the term of this Agreement. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that neither (i) the ownership of no more than 2 percent of the stock of a publicly traded corporation engaged in a competitive business, nor (ii) the practice of dentistry on his own behalf, without management of other dentists' practices, shall be deemed to be engaging in competitive business activities.




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         The Executive agrees that he shall not, for a period of eighteen (18)
months from the time his employment under this Agreement ceases (for whatever reason), or, if later, during any period in which he is receiving monthly severance payments under Section 5 or Section 6 of this Agreement,

         (i) solicit any employee or full-time consultant of the Company for the purposes of hiring or retaining such employee or consultant, or

         (ii) contact any present or prospective client of the Company to solicit such a person to enter into a management contract with any organization other than the Company or a related entity.

For this purpose, the Executive shall be considered to be receiving monthly severance payments under Section 6 of this Agreement during any period for which he would have received such severance payments had they not been offset by compensation received from a successor employer. This Section 10 shall be of no force or effect unless Executive is employed by the Company for a period of at least ninety (90) days.

     11. INJUNCTIVE RELIEF

         The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Western District of Florida or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

         It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

     12. SEPARABILITY

         If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     13. ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

     14. ENTIRE AGREEMENT

         This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.





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     15. GOVERNING LAW

         This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

     16. ARBITRATION

         Subject to the Company's right to seek injunctive relief for any violations of the covenants set forth in Sections 9 and 10 of this Agreement, any controversy or claim arising out of this Agreement, or the breach thereof, other than a claim for injunctive relief shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association which shall occur in Tampa, Florida or at such other location as may be mutually agreed to by the parties.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

ATTEST:                             COAST DENTAL SERVICES, INC.


/s/ [ILLEGIBLE]                     /s/ Terek Diasti
----------------------------        -----------------------------------------
                                    Terek Diasti, Chief Executive Officer

WITNESS:                            EXECUTIVE:


/s/ Melanie Sesane                  /s/ Chris D. Salemi
-----------------------------       -----------------------------------------
Melanie Sesane                      Chris D. Salemi
















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